Exhibit 23.6
December 19, 2006
HFF, Inc.
429 Fourth Avenue
Suite 200
Pittsburgh, PA 15219
Attention: John H. Pelusi, Jr., CEO
     Re: Consent to be Named in Registration Statement
Gentlemen and Ladies:
     The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of HFF, Inc. in the Registration Statement on Form S-1 under the Act filed by HFF, Inc. (the “Company”) in accordance with the Company’s charter and bylaws and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.

Sincerely yours,
/s/ Lenore M. Sullivan
Lenore M. Sullivan